Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 4, 2021, relating to the financial statements of Tidewater Inc. appearing in the Annual Report on Form 10-K of Tidewater Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

April 25, 2022